Exhibit 10.49
CAPACITY TRANSFER AGREEMENT
- Between -
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
- And -
PSEG ENERGY RESOURCES & TRADE LLC

CAPACITY TRANSFER AGREEMENT
PREAMBLE

THIS CAPACITY TRANSFER AGREEMENT (the "Agreement") is entered into this 9th day of October, 2003, between North Jersey Energy Associates, A Limited Partnership ("NJEA") and PSEG Energy Resources and Trade LLC ("ER&T"), collectively referred to herein as the "Parties".

WHEREAS, NJEA holds certain rights and obligations under the agreements described in Exhibit 1, including entitlement to transport and/or store natural gas on various pipeline systems (each a "Capacity Entitlement Agreement" and collectively the "Capacity Entitlement Agreements"); and

WHEREAS, NJEA proposes to cause the transfer of its rights and obligations under these Capacity Entitlement Agreements to ER&T, either directly or as agent for Public Service Electric and Gas Company ("PSE&G"),[1] for the remaining original term of the respective Capacity Entitlement Agreements; and

WHEREAS, NJEA and PSE&G are parties to a Gas Purchase and Sales Agreement dated May 4, 1989 ("Gas Supply Agreement") and are also parties to an Amendment to the Gas Purchase and Sales Agreement dated August 20, 2003 ("Gas Supply Agreement Amendment"). Both of these agreements provide for the supply and transportation of gas to NJEA's Sayreville electric generation facility; and

WHEREAS, ER&T desires to obtain a transfer of NJEA's entitlements, rights and obligations under the Capacity Entitlement Agreements to ER&T in order to (i) fulfill its obligations under the BGSS Requirements Contract dated May 2, 2000 between ER&T and PSE&G and to (ii) provide for the increased transportation and storage capacity to allow PSE&G to provide service pursuant to the Gas Supply Agreement, as amended by the Gas Supply Agreement Amendment, to NJEA's Sayreville facility.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants hereinafter set forth, the sufficiency of which is hereby acknowledged, NJEA and ER&T agree as follows:
ARTICLE 1
CAPACITY TRANSFER

1.1 As of the respective effective dates described below, NJEA will cause the transfer of its entitlement, rights and obligations under the Capacity Entitlement Agreements described below to ER&T, and ER&T will assume all such entitlement, rights and obligations in accordance with Section 1.3:

(a) As of the CTA Effective Date (as defined in Section 2.1 below), the Firm Transportation Service Agreement dated as of February 1, 2003, by and between Transcontinental Gas Pipe Line Corporation ("Transco") and NJEA for a volume of 22,790 Dth per day;

(b) As of the "Effective Date" of the assignment letter agreement ("DTI Assignment Agreement") by and among NJEA, ER&T and Dominion Transmission Corporation ("DTI"), the Firm Transportation Service Agreement dated as of February 28, 1994, by and between CNG Transmission Corporation (now DTI) and NJEA for a volume of 22,019 Dth per day;

(c) As of April 1, 2004, or such other date as may be agreed upon in writing by the Parties, the Service Agreement Applicable to the Storage of Natural Gas under Rate Schedule GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation (now DTI) and NJEA for a volume of 1,050,800 Dth; and

(d) As of April 1, 2004, or such other date as may be agreed upon in writing by the Parties, the Service Agreement Applicable to the Transportation of Natural Gas under Rate Schedule FT-GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation (now DTI) and NJEA for a volume of 10,508 Dth per day.

1.2 As of the "Effective Date" of that certain Assignment, Assumption and Consent Agreement ("Tetco Assignment Agreement") by and among NJEA, PSE&G and Texas Eastern Transmission Corporation ("Tetco"), but in no event prior to April 1, 2004, NJEA will cause the transfer of its entitlement, rights and obligations under the Service Agreement for FTS-5 dated February 16, 1994 by and between Tetco and NJEA for a volume of 10,508 Dth per day to PSE&G in accordance with Section 1.3 and ER&T will assume all such entitlement, rights and obligations as agent for PSE&G.

1.2.1 NJEA and ER&T hereby agree that NJEA shall protect ER&T from cost increases under the Capacity Entitlement Agreement described in Section 1.2 caused by a conversion from service under Part 157 ("Part 157 Service") of the Federal Energy Regulatory Commission's ("FERC") regulations at 18 C.F.R. 157 et. seq., to service under Part 284 ("Part 284 Service") of the FERC's regulations at 18 C.F.R. 284 ("Conversion") as, and to the extent, described in this Section 1.2.1. Specifically if (a) either Party receives communication or notice during the two (2) year period beginning on the date on which the FERC receives written notice of the transfer described in Section 1.2 pursuant to paragraph 4(b) of the Tetco Assignment Agreement ("Exposure Period") that the FERC is mandating or requiring a Conversion of the Capacity Entitlement Agreement described in Section 1.2 and (b) neither Party receives, or has received, communication or notice that the FERC is mandating or requiring the Conversion of other similarly situated transportation agreements and (c) as a result of the Conversion of the Capacity Entitlement Agreement described in Section 1.2, the total costs of Part 284 Service under such Capacity Entitlement Agreement will be greater than the total costs of Part 157 Service under such Capacity Entitlement Agreement, then NJEA shall reimburse ER&T an amount equal to the Excess Total Costs; provided, however, that if the FERC communicates at any time during or after the Exposure Period that it is mandating or requiring Conversion of other similarly situated transportation agreements, then NJEA shall no longer be obligated to reimburse ER&T's Excess Total Costs accruing after the date of such initial communication from FERC. For purposes of this Section 1.2.1, "Excess Total Costs" shall mean the total costs of the Capacity Entitlement Agreement described in Section 1.2 for its remaining original term ("Term") that are in excess of the costs that would have been incurred under such Capacity Entitlement Agreement had the Conversion not occurred. Notwithstanding anything contained herein to the contrary, such Excess Total Costs shall only include (i) the reservation charges and any and all surcharges (each, as applicable) for 10,508 Dth/day of capacity, and (ii) the variable transportation costs, fuel costs and any and all surcharges (each, as applicable) associated with a volume of throughput up to 1,058,000 Dth/year. Both parties agree to act in good faith, which includes, without limitation, not, in any way, attempting to influence the FERC to require a Conversion of the Capacity Entitlement Agreement described in Section 1.2 during or after the Exposure Period.

1.2.2 To the extent that NJEA is obligated to reimburse ER&T for Excess Total Costs pursuant to Section 1.2.1 above, ER&T shall deliver an invoice to NJEA, on or before the fifteenth (15th) day of each calendar month during the Term, describing the Excess Total Costs for the preceding calendar month (prorated for partial calendar months, as applicable). NJEA shall pay the undisputed amount of such invoice within fifteen (15) days of receipt. In the event NJEA disputes all or any part of an invoice delivered to it pursuant to this Section 1.2.2, NJEA shall notify ER&T of the basis for the dispute in writing, accompanied by supporting documentation, within a thirty (30) day period from receipt of such invoice. Upon receipt of notice of the dispute and supporting documentation, ER&T shall have thirty (30) days from receipt of such notice to resolve any dispute with NJEA. In the event the dispute is not resolved within the thirty (30) day period, either Party may submit the matter for final resolution by binding arbitration in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before one arbitrator selected by the AAA from a list of three nominees provided by the AAA. In the event of any such dispute, the disputed portion shall not be due until the dispute is resolved in favor of the Party claiming entitlement to payment. The disputed amount of any invoice shall accrue interest from the date payment of such amount would have been due absent the dispute with respect to such amount until the date payment is made at the prime rate quoted by Chase Manhattan Bank, New York, plus two percent; provided, that the interest rate provided herein may never exceed the highest rate of interest permitted by applicable law.

1.3 In connection with each of the transfers and assignments described in Sections 1.1 and 1.2 above, ER&T and NJEA shall execute, or cause to be executed, agreements, in form and substance reasonably acceptable to both Parties, providing for (a) the assignment and/or release of capacity, as applicable, by NJEA and the assumption by ER&T of all of NJEA's entitlement, rights and obligations under the Capacity Entitlement Agreements (either directly or as agent for PSE&G) and (b) the release of NJEA from any and all prospective liability under the Capacity Entitlement Agreements by the respective counterparty thereto as of the respective effective dates of such assignment and/or release of capacity ("Release"). ER&T and NJEA shall use commercially reasonable efforts to obtain each of the foregoing, provided that such "commercially reasonable efforts" on the part of ER&T may include, without limitation, (i) the provision of any reasonable credit support required by any counterparty to the Capacity Entitlement Agreements assumed by ER&T in support of ER&T's obligations thereunder and as reasonably requested to obtain the Release, (ii) the execution by ER&T of a new Service Agreement with the respective counterparty to each of the Capacity Entitlement Agreements, as applicable, and (iii) the payment of the maximum or otherwise currently applicable rates for service under each of the Capacity Entitlement Agreements, subject to Section 1.2.1 above. ER&T shall also deliver to NJEA, on its own behalf or as agent for PSE&G, the joint written notices required under the Tetco Assignment Agreement and the DTI Assignment Agreement. To the extent that the transfers and assignments described in Sections 1.1 and 1.2 above take place, but a Release is not obtainable from any counterparty to the Capacity Entitlement Agreements in form and substance reasonably acceptable to NJEA, then ER&T shall indemnify NJEA from any and all ongoing liability under the applicable Capacity Entitlement Agreement, in form and substance reasonably acceptable to NJEA. In no event shall ER&T be required to make payments under any Capacity Entitlement Agreement prior to the applicable effective date of the assignment and/or release of capacity of such Capacity Entitlement Agreement

1.4 In the event the Parties are unable to effectuate the transfer from NJEA and assumption by ER&T of any of the Capacity Entitlement Agreements by the means provided for in Section 1.3 above, on the respective effective dates described in Sections 1.1 and 1.2 above, then the Parties agree to use commercially reasonable efforts to accomplish the intended effect of such transfer and assumption through other legally available and commercially reasonable means provided that such commercially reasonable efforts shall not require NJEA to bear any cost resulting from a Conversion of any of the Capacity Entitlement Agreements except as expressly provided in Section 1.2.1 above with respect to the Capacity Entitlement Agreement described in Section 1.2 above, nor to retain or assume any material liability or obligations with respect to any of the Capacity Entitlement Agreements after the effective dates described in Sections 1.1 and 1.2.

1.5 The Parties commit, subject to the terms, conditions and limitations of this Agreement, to take all necessary and commercially reasonable steps with DTI, Tetco, Transco and, if required, the Commission, to effectuate the permanent transfer of all of NJEA's Entitlement, rights and obligations under the Capacity Entitlement Agreements to ER&T as provided in this Agreement.

1.6 ER&T represents and warrants that it has all requisite authority to assume the entitlement, rights and obligations of NJEA under the Capacity Entitlement Agreement described in Section 1.2 above, as agent for PSE&G pursuant to the April 17, 2002 Order of the New Jersey Board of Public Utilities, which transferred the contractual rights and obligations for gas supply and capacity of PSE&G to ER&T, and pursuant to the May 1, 2002 Gas Requirements Contract between PSE&G and ER&T. ER&T further represents and warrants that it has all requisite authority to deliver the joint written notice required under the Tetco Assignment Agreement on behalf of PSE&G as provided in Section 1.3.

ARTICLE II
EFFECTIVE DATE

2.1 This Agreement shall become effective simultaneously with the Gas Supply Agreement Amendment on the "Effective Date" thereunder ("CTA Effective Date"); provided that if the CTA Effective Date has not occurred by December 15, 2003, either Party may at its option notify the other Party of its election to terminate this Agreement and upon receipt of such notice, this Agreement shall be terminated.

ARTICLE III
MISCELLANEOUS
3.1 This Agreement shall be governed by the laws of the State of New Jersey.
3.2 This Agreement constitutes the entire agreement between the Parties with respect to the matters set forth herein.
3.3 The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed as a waiver of such Party's privilege of exercising such right at any subsequent time or times.

3.4 All headings appearing herein are for convenience only and shall not be considered a part of this Agreement for any purpose or as in any way interpreting, construing, altering or modifying this Agreement or any of the provisions hereof.

3.5 No modification or amendment of this Agreement shall be effective unless such modification or amendment is made in writing.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective duly authorized corporate officers effective as of the day first above written.
PSEG ENERGY RESOURCES & TRADE, LLC.
By:	STEVE TEITLEMAN

Name: Steve Teitleman Title: President - PSEG Energy Resources & Trade LLC
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By: Northeast Energy, LP, its general partner
By: ESI Northeast Energy GP, Inc., Its administrative general partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director

[1] ER&T will act as agent for PSE&G to utilize the capacity under the Capacity Entitlement Agreement described in Section 1.2 to satisfy the requirements of PSE&G pursuant to the May 1, 2002 Gas Requirements Contract between PSE&G and ER&T.

EXHIBIT 1
TRANSPORTATION AND STORAGE CONTRACTS
1.	Firm Transportation Service Agreement dated as of February 1, 2003, by and between Transco and NJEA.
2.	Firm Transportation Service Agreement dated as of February 28, 1994, by and between CNG Transmission Corporation (now DTI) and NJEA.
3.

Service Agreement Applicable to the Storage of Natural Gas under Rate Schedule GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation (now DTI) and NJEA.

4.

Service Agreement Applicable to the Transportation of Natural Gas under Rate Schedule FT-GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation (now DTI) and NJEA.

5.	Service Agreement for Rate Schedule FTS-5 dated February 16, 1994, by and between Tetco and NJEA.